Exhibit 10.2

ViroPharma U.S. Cash Bonus Plan

The ViroPharma Incorporated Cash Bonus Plan applies to each of our employees, including the members of our management team. Each employee receives a target bonus, expressed as a percentage of his or her base salary for the year. The amount of a specific employee’s target bonus varies by the employee’s role in the company and his or her applicable pay band, as identified in the table below:

Exempt Positions

Position	Pay Band(s)	Target	Maximum
CEO	18	50%	62.5%
Management Team	17	50%	62.5%
Vice President	16B	40%	50%
Vice President	16A	30%	37.5%
Senior Director	15B	30%	37.5%
Director	15A	20%	25%
Associate Director	14	20%	25%
Assistant Director	13B	20%	25%
Manager	13A	15%	18.75%
Senior Professional	12	15%	18.75%
Senior Professional	11	12%	15%
Mid-level Professional	10	12%	15%
Professional	9	12%	15%
Entry Level	7-8	10%	12.5%

Non-Exempt Positions

Senior Non-Exempt	6	10%	12.5%
Non-Exempt	5	10%	12.5%
Non-Exempt	2-4	8%	10%
Non-Exempt	1	6%	7.5%

For employees with less than one year of service, the bonus will be pro-rated based on the actual base pay earnings during the bonus year. Overtime earnings are not eligible to be included in bonus calculations.

Awards pursuant to the plan are based upon two factors: Company and Individual. The Company factor represents the degree to which we achieved our overall corporate goals in a given year. Each employee also is given an Individual factor by his or her supervisor to reflect the employee’s performance against his or her individual goals for the year. Each factor can be assigned a value of up to 125% for maximum performance. Thus, depending on the performance of the company and the individual employee, an employee may receive up to 125% of his or her target bonus.

Each of the Company and Individual factors is itself separately weighted for each employee. The weighting assigned to each factor varies by employee depending on the role he or she plays with the company and his or her applicable pay band. For example, for the members of the company’s management team, the Company factor is weighted significantly higher than the Individual factor in order to ensure that the bonus system for the company’s management team is closely tied to the company’s performance.

The weighting of the factors is as follows:

Exempt Positions	Company Factor	Individual Factor
Pay Bands 17, 18	70%	30%
Pay Bands 15A, 15B, 16A, 16B	60%	40%
All others	50%	50%

To determine the actual bonus paid, an employee’s target payout percentage is multiplied by the sum of the Company factor plus the Individual factor as each is weighted for such employee. The result of that calculation is then multiplied by the employee’s target bonus.

Whether or not a bonus is actually paid, however, is ultimately at the discretion of the Compensation Committee of the Board of Directors. Bonuses, if any, are paid during the first quarter of the year immediately following the year being measured.